AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Amendment”) is entered into as of May 2, 2007, by and among Thomas Equipment, Inc., a Delaware corporation (“Thomas Equipment”), Thomas Ventures, Inc., a Delaware corporation (“Thomas Ventures” and together with Thomas Equipment, each a “Company” and collectively the “Companies”), and Laurus Master Fund, Ltd. (“Laurus”).

BACKGROUND

Companies and Laurus are parties to a Security and Purchase Agreement dated as of November 9, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Security and Purchase Agreement”) pursuant to which Laurus provides Companies with certain financial accommodations.

In connection with the Security and Purchase Agreement, Thomas Equipment and Laurus are parties to (a) a Registration Rights Agreement dated as of November 8, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “2006 RRA”) pursuant to which Thomas Equipment, among other things, has agreed to file a registration statement covering the Registrable Securities (as therein defined) and (b) a Registration Rights Agreement dated as of January 11, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “2007 RRA” together with the 2006 RRA, each a “Registration Rights Agreement” and collectively, the “Registration Rights Agreements”) pursuant to which Thomas Equipment, among other things, has agreed to file a registration statement covering the Registrable Securities (as therein defined).

Pursuant to that certain Default Notice dated August 17, 2006 from Laurus to the Companies and certain other parties listed therein, Laurus notified Companies that various Events of Default have occurred and are continuing under the Agreement (the “Existing Defaults”).

The Companies have requested that Laurus amend each Registration Rights Agreement and, notwithstanding the occurrence and continuance of the Existing Defaults, Laurus is willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Security and Purchase Agreement.

2. Amendments to Registration Rights Agreement. Subject to satisfaction of the conditions precedent set forth in Section 3 below, the following defined terms set forth in Section 1 of each Registration Rights Agreement are hereby amended in their entirety to provide as follows:

“Effectiveness Date” means, (i) with respect to the Registration Statement required to be filed in connection with the shares of Common Stock issuable upon exercise of the Warrants issued on the date hereof, December 24, 2007 and (ii) with respect to each additional Registration Statement required to be filed hereunder (if any), a date no later than thirty (30) days following the applicable Filing Date.”

“Filing Date” means, with respect to (1) the Registration Statement required to be filed in connection with the shares of Common Stock issuable to the Holder upon exercise of a Warrant, October 24, 2007, and (2) the Registration Statement required to be filed in connection with the shares of Common Stock issuable to the Holder as a result of adjustments to the Exercise Price made pursuant to Section 4 of the Warrant or otherwise, thirty (30) days after the occurrence of such event or the date of the adjustment of the Exercise Price.

3. Conditions of Effectiveness. This Amendment shall become effective upon satisfaction of the following conditions precedent: Laurus shall have received (i) a copy of this Amendment executed by Companies and consented and agreed to by each Guarantor, and (ii) all such other certificates, instruments, documents, agreements and opinions of counsel as may be required by Laurus or its counsel, each of which shall be in form and substance satisfactory to Laurus and its counsel.

4. Representations and Warranties. Each Company hereby represents and warrants as follows:

(a) This Amendment, the Security and Purchase Agreement and each Registration Rights Agreement, as amended hereby, constitute legal, valid and binding obligations of Companies and are enforceable against Companies in accordance with their respective terms.

(b) Upon the effectiveness of this Amendment, each Company hereby reaffirms all covenants, representations and warranties made in the Security and Purchase Agreement and each Registration Rights Agreement, as applicable, to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

(c) Companies have no defense, counterclaim or offset with respect to the Security and Purchase Agreement, each Registration Rights Agreement or any Ancillary Agreement.

5. Effect on the Registration Rights Agreements.

(a) Upon the effectiveness of Section 2 hereof, each reference in each Registration Rights Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to each Registration Rights Agreement, as applicable, as amended hereby.

(b) Except as specifically amended herein, the Security and Purchase Agreement, each Registration Rights Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Laurus, nor constitute a waiver of any provision of the Security and Purchase Agreement, each Registration Rights Agreement, any Ancillary Agreement or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

6. Waiver of Liquidated Damages under Registration Rights Agreements. Laurus hereby waives all liquidated damages which would otherwise have been payable by Thomas Equipment to Laurus through the date hereof under and in accordance with Section 2(b) of each Registration Rights Agreement.

7. Existing Defaults.

(a) Each Company acknowledges that (a) the occurrence and continuance of the Existing Defaults entitles Laurus to exercise its rights and remedies under the Security and Purchase Agreement, the Ancillary Agreements and applicable law including, without limitation, (i) the right to declare all Obligations due and payable and (ii) the right to enforce and exercise any and all of its rights, remedies, Liens and security interests under the Security and Purchase Agreement and the Ancillary Agreements and (b) Laurus’ (i) entering into this Amendment, (ii) continuing to provide financial accommodations to the Companies and (iii) voluntary forbearance, if any, from exercising any of its rights or remedies is not intended (and should not be construed) as a waiver of the Existing Defaults or Laurus’ rights and remedies with respect thereto, all of which are reserved and preserved by Laurus. Any waiver of any Existing Default shall only be effective if set forth in a written instrument executed and delivered in accordance with the terms of the Security and Purchase Agreement.

(b) Nothing contained herein shall (a) limit in any manner whatsoever each Company’s, each guarantor’s and each other Person’s obligation to comply with, and Laurus’ right to insist on such Company’s, such guarantor’s and such other Person’s compliance with, each and every term of the Security and Purchase Agreement and the Ancillary Agreements, or (b) constitute a waiver of any Event of Default (including, without limitation, any Existing Default) or any right or remedy available to Laurus, or of any Company’s, any guarantor’s or any other Person’s obligation to pay and perform all of its obligations, in each case whether arising under the Security and Purchase Agreement, the Ancillary Agreements, applicable law and/or in equity, all of which rights and remedies howsoever arising are hereby expressly reserved, are not waived and may be exercised by Laurus at any time.

8. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

9. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

10. Counterparts; Facsimile. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

[Signature Pages to Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

THOMAS EQUIPMENT, INC.

By:	/s/ MICHAEL LUTHER
Name: Michael Luther Title: CRO

THOMAS VENTURES, INC.

By:	/s/ MICHAEL LUTHER
Name: Michael Luther Title: CRO

LAURUS MASTER FUND, LTD.

By:	/s/ DAVID GRIN
Name: David Grin Title: Fund Manager